For the semi-annual period ended 9/30/97
File number: 811-7343



                         SUB-ITEM 77 0

                            EXHIBITS

          Transactions Effected Pursuant to Rule 10f-3

1.   Name of Issuer
       Equity Office Properties Trust

2.   Date of Purchase
       7/7/97

3.   Number of Securities Purchased
       52,000

4.   Dollar Amount of Purchase
       $1,092,000

5.   Price Per Unit
       $21

6.   Name(s) of Underwriter(s) or Dealer(s)
     From whom Purchased

      Merrill Lynch, Pierce, Fenner, & Smith Incorporated

7.   Other Members of the Underwriting Syndicate


     Alex, Brown & Sons Incorporated
     Smith Barney Inc.
     Prudential Securities Incorporated
     Bear, Sterns & Co. Inc.
     Dillon, Read & Co., Inc.
     Fahnestock & Co., Inc.
     Furman Selz LLC
     Goldman Sachs & Co.
     J.P. Morgan Securities Inc.
     Lazard Freres & Co. LLC
     Legg Mason Wood Walker Incorporated
     Lehman Brothers Inc.
     Montgomery Securities
     Morgan Stanley & Co., Incorporated
     Oppenheimer & Co., Inc.
     PaineWebber Incorporated
     Rauscher Pierce Refsnes, Inc.
     Raymond James & Associates, Inc.
     The Robinson-Humphrey Company, Inc.
     Utendahl Capital Partners, L.P.
     Wheat, First Securities, Inc.
     J.P. Morgan Securities
     EVEREN Securities
     ABN AMRO Chicago Corp.
     Donaldson, Lufkin & Jenrette Securities
     A.G. Edwards & Sons
     PaineWebber Inc.
     Wasserstein Perella Securities, Inc.
     Advest, Inc.
     William Blair & Company
     Cowen & Company
     Edward D. Jones Company
     Friedman, Billings, Ramsey & Co.
     Jensen Securities Co.
     McDonald & Company Securities, Inc.
     Mesirow Financial, Inc.
     The Robinson-Humphrey Company
     Sutro & Company
     Talon Securities, Inc.
     Gardner Rich & Company